UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 22, 2004

JOHN B. SANFILIPPO & SON, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-19681 (Commission File Number)	36-2419677 (I.R.S. Employer Identification Number)

2299 Busse Road, Elk Grove Village, Illinois 60007

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (847) 593-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement.
Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
SIGNATURE

Item 1.01 — Entry into a Material Definitive Agreement.

The disclosure set forth below under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant,” is hereby incorporated by reference into this Item 1.01.

Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 22, 2004, John B. Sanfilippo & Son, Inc. (the “Company”) entered into an agreement (the “Agreement”) with Prudential Investment Management, Inc. (“Prudential”), Great-West Life, Mutual of Omaha and Jefferson Pilot Financial (collectively the “Lenders”) whereby the Lenders would provide $65 million to the Company in exchange for senior unsecured notes (the “Notes”). The Notes would have a maturity of 10 years, bear interest at a fixed interest rate of 4.67% and be repaid in equal semi-annual payments commencing on June 1, 2006. The Agreement is subject to the completion of due diligence satisfactory to the Lenders, including, but not limited to, a site visit, interviews with key Company management and detailed discussion on financial matters. Prudential has indicated that its acceptance is subject to final authorization and no material adverse change.

The proceeds from this financing will be used for the Company’s consolidation of its Chicago area facilities into a single facility in Elgin, Illinois. The anticipated closing date on the Elgin site acquisition is March 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHN B. SANFILIPPO & SON, INC.
November 23, 2004	By:	/s/ Michael J. Valentine
Michael J. Valentine
Executive Vice President Finance, Chief Financial Officer and Secretary